Exhibit  99.1


     LIFECELL




NEWS RELEASE                                              FOR IMMEDIATE RELEASE

For Further Information Contact:
Steven T. Sobieski                                        Kevin  McGrath
Chief Financial Officer                                   Cameron  Associates
(908) 947-1106                                            (212) 245-8800
ssobieski@lifecell.com                                    kevin@cameronassoc.com
----------------------                                    ----------------------




           LIFECELL REPORTS FOURTH QUARTER AND FULL YEAR 2003 RESULTS


BRANCHBURG,  NJ,  FEBRUARY  25,  2004  -- LifeCell Corporation (NASDAQ: LIFC), a
                                                                        ----
leader in the development and commercialization of products made from human (allograft) tissue for use in reconstructive, urogynecologic and orthopedic surgical procedures, today reported financial results for its fourth quarter and full year ended December 31, 2003.

FOURTH  QUARTER  2003  RESULTS
------------------------------

Total revenues for the fourth quarter were $11.1 million as compared to $9.3 million for the fourth quarter of 2002. Product revenues of $10.7 million for the quarter were 21% above the $8.9 million reported for the same period in 2002. The increase in product revenue was primarily due to a significant increase in demand for the Company's flagship reconstructive surgical product, AlloDerm(R) Regenerative Tissue Matrix, which increased 52% to $7.0 million in the quarter compared to $4.6 million in the fourth quarter of 2002. Cymetra(R) revenues were $438,000, down from $829,000 in the fourth quarter of 2002. Repliform(R) revenues decreased in the quarter to $2.0 million from $2.7 million in the same quarter in 2002. Orthopedic product revenues, which include Graft Jacket(TM) and AlloCraft(TM)DBM, increased to $796,000 in the quarter from $90,000 in the fourth quarter of 2002. Research grant revenues were $323,000, down $86,000 from the fourth quarter of 2002.

Operating income for the fourth quarter of 2003 rose to $585,000 compared to operating income of $436,000 in the fourth quarter of 2002.

Prior to 2003, the Company had not reported significant income tax expense because of available deferred tax assets, primarily consisting of net operating loss ("NOL") and tax credit carryforwards. For financial reporting purposes, these deferred tax assets were fully reserved by a valuation allowance. During the fourth quarter of 2003, the Company re-evaluated the amount of the valuation allowance required in light of profitability achieved in recent years and expected in future years. As a result, the Company reduced the valuation allowance and recognized a non-cash income tax benefit of $16.6 million, or $.54 per diluted share in the fourth quarter of 2003.


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                                     -more-



Net income for the fourth quarter of 2003, including the favorable impact of the tax benefit, was $17.2 million, or $.56 per diluted share compared to net income in the fourth quarter of 2002 of $435,000, or $.02 per diluted share.

"Commencing in the first quarter of 2004, the Company will report fully-taxed earnings, although it will not be required to pay regular federal and state income taxes until such time as the NOL and tax credit carryforwards are exhausted or expire," said Steven Sobieski, Vice President of Finance and Chief Financial Officer.

FULL  YEAR  2003  RESULTS
-------------------------

Total revenues for the full year ended December 31, 2003 were $40.2 million as compared to $34.4 million in 2002. Product revenues for the year increased 17% to $38.6 million as compared to $32.9 million in 2002. The increase in product revenue was primarily due to 38% growth for the Company's AlloDerm(R)
Regenerative Tissue Matrix product which increased to $23.7 million in 2003 compared to $ 17.2 million in 2002. Full year Cymetra(R) revenues were $2.2 million, down from $3.8 million in 2002. Repliform(R) revenues decreased 14% to $8.7 million in 2003 from $10.1 million in 2002. Revenues for orthopedic products, Graft Jacket(TM) and AlloCraft(TM)DBM, were $1.7 million in 2003 compared to $173,000 in 2002. Research grant revenues were $1.7 million, up $179,000 from 2002.

For the full year 2003, operating income increased 48% to $2.1 million compared to $1.4 million in 2002. Net income for 2003 was $18.7 million, or $.70 per diluted share, primarily due to the $16.6 million tax benefit recorded in the fourth quarter 2003. Net income in the prior year was $1.4 million, or $.06 per diluted share.

The Company's previously communicated full year 2003 guidance was product revenues in the range of $38 million to $40 million and operating income in the range of $2 million to $2.3 million.

Paul Thomas, President and Chief Executive Officer commented, "The revenue growth that we experienced in 2003 was driven by acceptance of our regenerative tissue matrix products as the standard of care for a variety of surgical procedures such as cancer reconstruction, the repair of challenging hernias and rotator cuff tendon reinforcement. Our strong financial performance has allowed us to continue to invest in the Company's infrastructure while still increasing our investment in research and development. "

2004  FINANCIAL  OUTLOOK
------------------------

The Company anticipates total revenues in the range of $50 million to $54 million in 2004. Product revenues for 2004 are expected to be in the range of $48 million to $52 million, which represents growth between 24% and 35% compared with 2003. The Company indicated that it expects its revenue mix by market to be approximately 68% reconstructive, 19% orthopedic and 13% urogynecology. Operating income is expected to be in the range of $4.2 million to $4.7 million in 2004. As discussed above, commencing in the first quarter of 2004 the Company will report fully taxed earnings as a result of recognizing the deferred tax assets in the fourth quarter of 2003. Assuming a 40% effective income tax rate, the Company expects to report net income for 2004 in the range of $ 2.5 million to $2.8 million, or between $0.08 and $0.09 per diluted share based on our current outstanding shares.


                                     -more-
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CONFERENCE  CALL
----------------

As previously announced, the Company will host a live conference call today at 11:00 a.m. Eastern. The dial-in number for the live call is 877-407-9205 (domestic) / 201-689-8054 (international). A simultaneous webcast of the call will be available via LifeCell's website at www.lifecell.com Corporate
                                                   ----------------
Information  -  Investor  Relations.

A recording of the call will be available from 1:00 p.m. Eastern on February 25, 2004 until 11:59 p.m. Eastern on February 28, 2004. The dial-in number to listen to the recording is 201-612-7415. The replay passwords are: Account # 1628 / Conference ID # 95815. The call will also be archived on the Company's website for twelve months.

ABOUT  LIFECELL
---------------

LifeCell is a leader in the development and commercialization of products made from human (allograft) tissue for use in reconstructive, urogynecologic and orthopedic surgical procedures. The Company's patented tissue processing technology produces a unique regenerative tissue matrix - a complex three dimensional structure that contains proteins, growth factors and vascular channels - that provides a complete template for the regeneration of normal human tissue. LifeCell currently markets a broad range of products:
AlloDerm(R), regenerative tissue matrix for reconstructive surgical procedures and skin grafting for burn patients through LifeCell's direct sales organization and for periodontal surgery through BioHorizons, Inc.; Cymetra(R), a version of AlloDerm in particulate form, through LifeCell's direct sales organization and a co-promotion agreement with OMP, Inc.; Repliform(R), regenerative tissue matrix for urogynecologic procedures, through a marketing agreement with Boston
Scientific Corporation; Graft Jacket(TM), regenerative tissue matrix for orthopedic applications, through a distribution agreement with Wright Medical Technology, Inc.; and AlloCraft(TM)DBM, regenerative tissue matrix for bone grafting, through a marketing agreement with Stryker Corporation. The Company's ongoing product development programs include the application of its tissue matrix technology to vascular and orthopedic tissue repair; investigation of human tissues as carriers for therapeutics; Thrombosol(TM), a formulation for extended storage of platelets and technologies to enhance the storage of red blood cells for transfusion. Visit the LifeCell website at www.lifecell.com.
                                                               ----------------


The 2003 financial results contained in this news release are subject to finalization in connection with the preparation of the Company's Form 10-K report for the year ended December 31, 2003. This release also contains "forward-looking statements" made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, such as the Company's outlook for 2004 operating results. Forward-looking statements reflect management's current knowledge, assumptions, judgment and expectations regarding future performance or events. Although management believes that the expectations reflected in such statements are reasonable, they give no assurance that such expectations will prove to be correct and you should be aware that actual results could differ materially from those contained in the forward-looking statements. Forward-looking statements are subject to a number of risks and uncertainties, including the risk factors detailed in the Company's reports as filed with the Securities and Exchange Commission.


                                     -more-

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
                                      LIFECELL CORPORATION
                                      FINANCIAL HIGHLIGHTS
                                          (Unaudited)

                                             THREE MONTHS ENDED              YEAR ENDED
STATEMENT OF OPERATIONS DATA:                   DECEMBER 31,                DECEMBER 31,
                                          -------------------------  --------------------------
                                             2003          2002          2003          2002
                                          -----------  ------------  ------------  ------------
Revenues:
    Product revenues                      $10,746,000  $ 8,864,000   $38,577,000   $32,935,000
    Research grant revenues                   323,000      409,000     1,672,000     1,493,000
                                          -----------  ------------  ------------  ------------
      Total revenues                       11,069,000    9,273,000    40,249,000    34,428,000
                                          -----------  ------------  ------------  ------------

Costs and Expenses:
    Cost of products sold                   3,886,000    2,583,000    12,241,000    10,134,000
    Research and development                1,246,000    1,421,000     5,396,000     5,015,000
    General and administrative              1,429,000    1,100,000     5,594,000     4,590,000
    Selling and marketing                   3,923,000    3,733,000    14,940,000    13,288,000
                                          -----------  ------------  ------------  ------------
      Total costs and expenses             10,484,000    8,837,000    38,171,000    33,027,000
                                          -----------  ------------  ------------  ------------

Income from operations                        585,000      436,000     2,078,000     1,401,000

Interest and other income (expense), net       15,000       (8,000)      (28,000)     (129,000)
                                          -----------  ------------  ------------  ------------

Income before income taxes                    600,000      428,000     2,050,000     1,272,000

    Income tax benefit                     16,624,000        7,000    16,622,000       157,000
                                          -----------  ------------  ------------  ------------

Net income                                $17,224,000  $   435,000   $18,672,000   $ 1,429,000
                                          ===========  ============  ============  ============

Net income per common share:
    Basic                                 $      0.68  $      0.02   $      0.85   $      0.07
                                          ===========  ============  ============  ============
    Diluted                               $      0.56  $      0.02   $      0.70   $      0.06
                                          ===========  ============  ============  ============
Shares used in computing
    net income per common share:
    Basic                                  25,498,000   21,307,000    22,094,000    21,176,000
                                          ===========  ============  ============  ============
    Diluted                                30,724,000   24,580,000    26,632,000    24,696,000
                                          ===========  ============  ============  ============


                                                                            DECEMBER 31,
                                                                     --------------------------
                                                                         2003          2002
                                                                     ------------  ------------
Cash, cash equivalents and investments                               $ 18,520,000  $ 5,458,000
Working capital                                                        23,283,000   11,466,000
Total assets                                                           58,273,000   24,116,000
Total debt obligations                                                          -      863,000
Total stockholders' equity                                             52,379,000   17,719,000



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